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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                          DECKERS OUTDOOR CORPORATION
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                   243537107
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    243537107               SCHEDULE 13G             PAGE 2 OF 4 PAGES


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
               Douglas B. Otto
               ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
               N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        1,637,722
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         68,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       1,637,722
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   68,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,705,722
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]
               N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               14.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      Deckers Outdoor Corporation

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      495-A S. Fairview Avenue
                                      Goleta, CA 93117

ITEM 2(a)   Name of Person Filing:

                                      Douglas B. Otto

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      495-A S. Fairview Avenue
                                      Goleta, CA 93117

ITEM 2(c)   Citizenship:

                                      UNITED STATES OF AMERICA

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      243537107

ITEM 3.     NOT*APPLICABLE

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                               1,705,722

      (b)   Percent of Class:                                             14.0%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:              1,637,722

        (ii)  shared power to vote or to direct the vote:               68,000

       (iii)  sole power to dispose or to direct the disposition of: 1,637,722

        (iv)  shared power to dispose or to direct the disposition of:  68,000


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 pages

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


ITEM 10. CERTIFICATION

         NOT APPLICABLE



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      2/4/05
                      ------------------------------
                                    Date

                      /s/  Douglas B. Otto
                      ------------------------------
                                   Signature

                      Douglas B. Otto, CEO
                      ------------------------------
                                   Name/Title





                               Page 4 of 4 pages